>EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com For more information contact Bill Retterath or Mark Steinkamp at (800) 605-DAKT (3258)

Daktronics, Inc. announces record quarterly results
Record sales, record net income, and strong backlog highlight first quarter

        Brookings, S.D. – August 20, 2003 — Daktronics, Inc. (Nasdaq — DAKT), a worldwide leader in the scoreboard, electronic display and large screen video display industry, announced record fiscal 2004 first quarter net sales of $48.9 million and net income of $4.3 million or $.22 per diluted share, compared with first quarter net sales of $44.1 million and net income of $3.1 million, or $.16 per diluted share, one year ago. Both sales and net income were the highest of any quarter in the Company’s history.

        Backlog at the end of the quarter was approximately $56 million, compared with a backlog of approximately $50 million at the end of the first quarter last fiscal year. The timing of large orders can cause significant fluctuations in the Company’s backlog.

        “We are very pleased with the financial results for the first quarter,” said Jim Morgan, president and CEO of Daktronics. “Our top line increased nearly 11 percent and net income grew by 37 percent over the same quarter the previous year. We attribute the increase in net income to excellent, on-site, project management that provided significant savings on installation costs on multiple large contracts. We also realized greater than expected cost savings on certain raw materials. While achieving record sales and earnings for the quarter, we were also able to book quality orders and build a strong backlog with which to enter the second quarter.

        “This fall, we are turning on new football systems at many high school and collegiate facilities, as well as three National Football League venues. Fans at Lambeau Field, home of the Green Bay Packers, Soldier Field, home of the Chicago Bears, and Lincoln Financial Field, new home of the Philadelphia Eagles, will enjoy Daktronics integrated scoring and display systems for the first time this season and for years to come. Due in part to these orders and many more, orders and sales in the sports markets during the quarter remained strong.

        “Interest in our commercial and transportation products also remains strong. Commercial backlog increased nicely with the booking of standard product orders, as well as orders for two significant horse racing systems in Paris and southern California, which were announced earlier. Daktronics includes orders and revenues from gaming, horse and dog racing facilities in its commercial market. We also remain optimistic about the future demand for our transportation display systems,” Morgan stated.

        “We estimate net sales for the second quarter of fiscal 2004 will be in the range of $50 to $55 million, with earnings in the range of $.15 to $.22 per share. Based on our current strong backlog, favorable order potential for the foreseeable future, and an expectation that economic conditions will remain stable during the next nine months, our estimates for fiscal 2004 revenues remain unchanged. We estimate revenues between $195 million and $210 million for the fiscal year and that annual earnings will also increase over the previous fiscal year, taking into consideration the probability of lower average gross margins during the fiscal year,” Morgan added.

        “We elected to pay down additional debt during the quarter in anticipation of further improvement in cash flows, while at the same time increasing our cash position,” said Bill Retterath, chief financial officer. “We expect the lower debt level will reduce interest expense on an annual basis by more than two hundred thousand dollars. In addition, the combination of the effects of the higher than expected gross margin and the maintenance of operating expenses at 22 percent of net sales, contributed to a 8.8 percent net income margin, which is also a record for the Company,” Retterath said.

        Noteworthy sports projects booked in the first quarter include display systems for Citizens Bank Park, Philadelphia, Penn.; Bradley Center, Milwaukee, Wisc.; HHH Metrodome, Minneapolis, Minn.; Minute Maid Park, Houston, Texas; World Arena, Colorado Springs, Colo.; Frisco Star Center, Frisco, Texas; Memorial Coliseum, Los Angeles, Calif.; Everett Events Center, Everett, Wa.; RBC Center, Raleigh, N.C.; Southern California Racing, Del Mar, Calif.; University of Utah, Salt Lake City, Utah; U.S. Naval Academy, Annapolis, Md.; Ohio University, Athens, Ohio; Stanford University, Stanford, Calif.; University of Oklahoma, Norman, Okla.; University of North Texas, Denton, Texas; Fresno State University, Fresno, Calif.; U.S. Military Academy, West Point, N.Y.; Troy State University, Troy, Ala.; Harlingen Consolidated ISD, Harlingen, Texas; Union Public Schools, Tulsa, Okla.; Fawcett Stadium, Canton, Ohio; Hippodrome de Paris Vincennes, Paris, France; and Arena Monterrey, Monterrey, Mexico. Noteworthy commercial and transportation orders booked in the first quarter include Isle of Capri Casino, Vicksburg, Miss.; J.H. Snyder Co., Los Angeles, Calif.; Branson Plaza, Branson, Mo.; Connecticut DOT, Newington, Conn.; Oregon DOT, Salem, Ore.; New York City DOT, Staten Island, N.Y.; New York DOT, Long Island City, N.Y.; North Carolina DOT, Smithfield, N.C.; Minnesota DOT, Roseville, Minn.; Commonwealth of Pennsylvania, Pittsburgh, Penn.; and Tucson Airport Authority, Tucson, Ariz.

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, August 20. To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on August 20. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21155991. International callers can dial 402-977-9140 and enter code 21155991 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrates its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc.
 Consolidated Statements of Income
(Dollars in thousands except earnings per share)
(unaudited)

	Three Months Ended
	August 2,	August 3,
	2003	2003
	(13 weeks)	(14 weeks)

Net sales	$48,918	$44,107
Cost of goods sold	31,468	28,783

Gross profit	17,450	15,324

Operating expenses:
Selling	6,429	6,807
General and administrative	2,122	1,682
Product design and development	2,205	1,830

	10,756	10,289

Operating income	6,694	5,035

Nonoperating income (expense):
Interest income	227	184
Interest expense	(234)	(255)
Other income (expense), net	444	194

Income before income taxes and minority interest	7,131	5,158
Income tax expense	2,812	2,024

Income before minority interest	4,319	3,134

Minority interest in income of subsidiary	(11)	-

Net income	$4,308	$3,134

Weighted average number of shares and
common equivalent shares	19,804	19,292

Earnings per share:
Basic	$0.23	$0.17

Diluted	$0.22	$0.16

Daktronics, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	August 2,	May 3,
	2003	2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,182	$9,277
Accounts receivable, less allowance for doubtful accounts	24,716	25,912
Current maturities of long-term receivables	2,466	2,650
Inventories	17,827	14,863
Costs and estimated earnings in excess of billings	16,611	11,467
Prepaid expenses and other	694	756
Deferred income taxes	4,122	3,801

Total current assets	77,618	68,726

Advertising rights, net	394	385
Long term receivables, less current maturities	8,286	6,711
Goodwill, net of accumulated amortization	1,081	1,043
Intangible and other assets	859	873

	10,620	9,012

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,288	12,281
Machinery and equipment	14,382	13,762
Office furniture and equipment	13,845	13,495
Equipment held for rental	3,345	3,476
Transportation equipment	2,529	2,185

	47,043	45,853
Less accumulated depreciation	22,393	21,064

	24,650	24,789

TOTAL ASSETS	$112,888	$102,527

Daktronics, Inc.
Consolidated Balance Sheets (Continued)
(Dollars in thousands)

	August 2,	May 3,
	2003	2003
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$283	$180
Accounts payable	12,911	9,312
Accrued expenses	8,969	7,790
Current maturities of long-term debt	2,374	2,951
Billings in excess of costs and estimated earnings	7,840	5,528
Customer deposits	2,448	1,709
Income taxes payable	3,486	1,556

Total current liabilities	38,311	29,026

Long-term debt, less current maturities	2,254	5,449
Deferred revenue	896	1,338
Deferred income taxes	1,443	1,296

	4,593	8,083

TOTAL LIABILITIES	42,904	37,109

Minority interest in subsidiary	120	115

SHAREHOLDERS' EQUITY:
Common stock	14,883	14,654
Additional paid-in capital	746	746
Retained earnings	54,258	49,950
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(14)	(38)

TOTAL SHAREHOLDERS' EQUITY	69,864	65,303

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$112,888	$102,527

Daktronics, Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended
	August 2,	August 3,
	2003	2002
	(13 weeks)	(14 weeks)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,308	$3,134
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,532	1,327
Amortization	43	59
(Gain) loss on sale of property and equipment	(311)	222
Minority interest in income of subsidiary	4	-
Provision for doubtful accounts	177	372
Deferred income taxes (credit)	(174)	(287)
Other	-	167
Net change in operating assets and liabilities	971	(2,087)

Net cash provided by operating activities	6,550	2,907

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,748)	(1,291)
Proceeds from sale of property and equipment	666	517

Net cash used in investing activities	(1,082)	(774)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on notes payable	103	184
Proceeds from long-term debt	107	-
Principal payments on long-term debt	(3,879)	(1,308)
Proceeds from exercise of stock options and warrants	82	130

Net cash used in financing activities	(3,587)	(994)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	24	(4)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,905	1,135

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	9,277	2,097

CASH AND CASH EQUIVALENTS END OF PERIOD	$11,182	$3,232